SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 30, 2016

SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

Does Not Apply
(Former name or former address, if changed since last report)

Item 1.01.   Other Events

Settlement of Investigation by U.S. Department of Justice and the Office of the Inspector General
for the U.S. Department of Housing and Urban Development (HUD)
of Certain FHA-Insured Mortgage Loans Originated by SecurityNational Mortgage Company

On September 30, 2016, Security National Financial Corporation, through its wholly owned subsidiary, SecurityNational Mortgage Company ("Security Mortgage") announced the execution of a settlement agreement with the U.S. Department of Justice ("DOJ") and the United States Attorney's Office in connection with the origination and underwriting by Security Mortgage of certain Federal Housing Administration (FHA) insured loans. Pursuant to the agreement, Security Mortgage is required to make a payment in the amount of $4,250,000 to the U.S. Department of Justice within ten days from the effective date of the settlement agreement.

Security Mortgage made no admission of liability or fault, but chose to resolve the matter through a settlement agreement rather than engage in protracted and costly litigation. Security Mortgage continues to be able to participate fully in all Federal Housing Administration (FHA) programs as this settlement agreement does not affect Security Mortgage's status with the U.S. Department of Housing and Urban Development (HUD). In addition, this settlement does not include any allegations or findings against any particular individuals, such as officers, directors, employees or agents of Security Mortgage.

Prior to executing the settlement agreement, Security Mortgage, like many other high volume FHA- approved lenders, was being reviewed by the U.S. Department of Justice and the Office of the Inspector General of HUD for loan origination activities that occurred as long as nine years ago. Without any admission of liability and in order to avoid the extended distractions and expenses associated with protracted litigation, Security Mortgage made a business decision to resolve this matter. This settlement in no way affects Security Mortgage's ability to originate FHA-insured mortgage loans in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: October 3, 2016	/s/ Scott M. Quist
Scott M. Quist, Chairman, President
and Chief Executive Officer